                                                                    EXHIBIT 99.G

                               GUARANTY AGREEMENT

         FOR VALUE RECEIVED, and as an inducement to and part of the consideration for:

         (i) the execution and delivery by WSMP, Inc. (the "Buyer") of the Agreement of Purchase and Sale dated as of February 28, 1997, between the Buyer and F & H Companies, Inc., Western Steer of North Carolina, Inc., Northwest Food Systems, Inc., Mocksville Food Systems, Inc., Davidson Food Systems, Inc. and CFR Foods, Inc. (the "Sellers") providing for the purchase of certain restaurant assets from the Sellers (the "Agreement of Purchase and Sale"); and

         (ii) the execution and delivery by the Buyer of the Non-Competition Agreement dated as of February 28, 1997, between the Buyer and Cecil R. Hash (the "Guarantor"); and

         (iii) the execution and delivery by the Buyer of certain Promissory Notes dated as of March 1, 1997 to certain of the Sellers pursuant to the Agreement of Purchase and Sale (the "Promissory Notes");

         (iv) the execution by the Buyer of Assignments dated March 1, 1997, accepting assignment of eleven leases under which the Sellers were lessees, and the execution and delivery of three Lease Agreements dated March 1, 1997, with Cecil R. Hash or CFR Foods, Inc. (collectively "the Leases").

         The Guarantor does hereby represent, warrant, covenant and agree with the Buyer and its successors and assigns, the following:

         SECTION 1. GUARANTY OF OBLIGATIONS.

         The Guarantor does hereby unconditionally GUARANTEE:

         (a) the full and prompt payment when due by the Sellers of each and every payment of fees, expenses, disbursements and other amounts agreed to be paid by the Sellers pursuant to the Agreement of Purchase and Sale and all other sums owing by the Sellers pursuant to the Agreement of Purchase and Sale, all at the time and place and to the person entitled thereto under the terms of the Agreement of Purchase and Sale;

         (b) in addition to the obligations to pay the amounts guaranteed in paragraph (a) above, the full and prompt performance and observance by the Lessee of each and all of the other covenants, warranties, indemnities and agreements required to be performed, observed or defended by the Sellers under the terms of the Agreement of Purchase and Sale; and

         (c) payment, upon demand by any person entitled thereto, of all costs and expenses, legal or otherwise (including reasonable attorneys' fees), as shall be expended or incurred in the protection or enforcement of any right or privilege under the Agreement of Purchase and Sale which the Sellers are obligated to protect or enforce or in the protection or enforcement of any rights, privileges or liabilities under this Section 1 of this Guaranty Agreement or action in connection therewith.

         SECTION 2. GENERAL PROVISIONS RELATING TO THE GUARANTY.

         (a) Each and every event of default in the Agreement of Purchase and Sale and each and every default in payment of performance of any obligation of the Sellers under the Agreement of Purchase and Sale shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be hereunder as each such default occurs.

         (b) The guaranty hereunder shall be a continuing, absolute, unconditional and irrevocable guaranty of payment and performance as aforesaid and shall remain in full force and effect until the obligations of the Sellers shall have been fully and satisfactorily discharged in accordance with the terms and provisions of the Agreement of Purchase and Sale and the Guarantor shall have fully and satisfactorily discharged all of his obligations under this Guaranty Agreement.

         (c) The guaranty and the liability of the Guarantor hereunder shall be primary, direct and immediate and shall remain in full force and effect irrespective of the genuineness, validity, regularity or enforceability of the Agreement of Purchase and Sale or of any assignment or termination of Agreement of Purchase and Sale and shall in no wise be affected or impaired by (and no notice to the Guarantor shall be required in respect of) any compromise, waiver, settlement, release, renewal, extension, indulgence, change in or modification of any of the obligations and liabilities of the Sellers under the Agreement of Purchase and Sale, or by any redelivery, repossession, surrender or destruction of the Restaurants or any item thereof in whole or in part, or the transfer, assignment, subletting or mortgaging or the purported transfer, assignment, subletting or mortgaging of all or any part of the interest of Buyer in the Restaurants or any failure of title with respect to the Buyer or the interest in the Restaurants or any failure, neglect or omission as the part of the Buyer or any other person to give the Guarantor notice of the occurrence of any default by the Sellers under the Agreement of Purchase and Sale or to realize upon any obligations or liabilities of the Sellers, nor shall the obligation and liability of the Guarantor hereunder be impaired, diminished, abated, modified, changed, released, limited or otherwise affected by any set off, defense or counterclaim which the Sellers, the Buyer or the Guarantor may have or claim to have (other than payment of the obligations of the Sellers under the Agreement of Purchase and Sale or the performance of the Sellers of their other obligations under said agreements, at any time or from time to time or by the commencement by or against the Buyer, the Sellers or the Guarantor of any proceedings under any bankruptcy or insolvency law or laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions or extensions or other similar laws or by any merger or consolidation of the Sellers or the Guarantor into, or with any other corporation or any sale, lease or transfer of any of the assets of the Sellers or the Guarantor to any other person, or any change in the ownership of any shares of capital stock of the Sellers, it being the intent and purpose hereof that the Guarantor shall not be entitled to and does hereby waive any and all defenses available to guarantors, sureties and other secondary parties at law or in equity, whether or not referred to above. In order to hold the Guarantor liable hereunder, there shall be no obligation on the part of any person at any time to demand or resort for payment or performance to the Lessee or to any other person or corporation, their properties or assets or to any security, property or other rights or remedies whatsoever, and each person entitled to receive payments or the benefit or performance guaranteed hereunder shall have the right to enforce this guaranty irrespective of whether or not proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Sellers shall default under the terms of the Agreement of Purchase and Sale, and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Sellers under the Agreement of Purchase and Sale, this guaranty shall remain in force and effect and shall apply to each and every subsequent default. So long as default under the Agreement of Purchase and Sale shall have occurred and be continuing or a default by the Guarantor hereunder, any claim against the Sellers by way of subrogation or otherwise which the Guarantor shall have by reason of any payment to the Lessor or any other person pursuant to this Guaranty Agreement shall not be asserted, enforced or collected as against (or to the detriment of) the Sellers (including, without limitation, any liquidator, trustee in bankruptcy, assignee for the benefit of creditors or receiver of property of assets of the Sellers), the Buyer or such other person in any action, suit or proceeding.

         (d) No act or omission of any kind or at any time on the part of the Buyer or any other person in respect of any matter whatsoever shall in any way affect or impair this guaranty.

         (e) The payment by the Guarantor to any person or any amount pursuant to this Guaranty Agreement shall not in any way entitle the Guarantor to any right, title or interest of such person under the Agreement of Purchase and Sale; provided that upon any payment by the Guarantor in accordance with this Guaranty Agreement, the Guarantor shall be subrogated to the rights of the payee to receive any such payment from the Sellers and shall be entitled to receive such payment from the Sellers to recover any amount paid by the Guarantor pursuant to this Guaranty Agreement from the Sellers; provided, further, that the foregoing right to subrogation shall be subordinate to the rights of such payee and any other person entitled to payment or performance hereunder and under the Agreement of Purchase and Sale; and provided further that the Guarantor shall not be entitled to receive any such payment or to recover any such amount, whether pursuant to the foregoing right of subrogation or otherwise, so long as a default by the Guarantor hereunder shall have occurred and be continuing.

         (f) The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor.

         (g) The Guarantor unconditionally waives, to the extent permitted by applicable law, notice of any of the matters specified in paragraph (c) hereof, all notices which may be required by statute, rule of law or otherwise, now or hereafter in effect to preserve intact any rights against the Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of non-payment under Sellers Agreement of Purchase and Sale and notice of default or any failure on the part of the Sellers to perform and comply with any covenant, agreement, term or condition of the Agreement of Purchase and Sale any right to the enforcement, assertion or exercise against the Sellers of any right, power, privilege or remedy conferred in the Agreement of Purchase and Sale or otherwise, any requirement of diligence on the part of any person, any requirement to exhaust any remedies or to mitigate the damages resulting from default under the Agreement of Purchase and Sale.

         (h) At the option of the Buyer, the Guarantor may be joined in any action or proceeding commenced by any such party against the Sellers in connection with or based on the Agreement of Purchase and Sale or any provision thereof, and recovery for which the Guarantor is liable hereunder may be had against the Guarantor in any such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that any such party first assert, prosecute or exhaust any remedy or claim against the Sellers.

         (i) The guaranty hereunder shall continue to be effective to be reinstated, as the case may be, if at any time any payment of any obligation guaranteed hereunder is rescinded or must otherwise be returned by the person to whom payment thereof was made upon the insolvency, bankruptcy or reorganization of the Sellers or otherwise, all as though such payment had not been made.


         SECTION 3. MISCELLANEOUS

         This guaranty and every part hereof shall be binding upon the Guarantor and his heirs, representatives, successors and assigns, and shall inure to the benefit of, and the Buyer shall be directly enforceable by, the Buyer and its respective successors and assigns including without limitation any subsequent assignee of any lease.

         This guaranty shall be governed by and construed in accordance with the laws of the State of North Carolina.

         Unless otherwise defined herein or unless the context otherwise requires, the capitalized terms used in this Guaranty Agreement shall have the meanings specified in the Agreement of Purchase and Sale.

         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty Agreement to be executed as of March 1, 1997.



                                           /s/ Cecil R. Hash             (SEAL)
                                           ------------------------------
                                           CECIL R. HASH